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                             PRICE ENTERPRISES, INC.
                              ARTICLES OF AMENDMENT

          Price Enterprises, Inc., a Maryland corporation (the "CORPORATION"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

                  FIRST: The Corporation hereby amends its Charter as currently in effect by inserting the following two definitional paragraphs in Section 2 of Article THIRD of the Articles Supplementary of the Corporation which were filed with the Department on August 5, 1998 (the "Articles"):

                  "Legacy" shall mean Excel Legacy Corporation, a Delaware corporation and the parent corporation of the Corporation.

                  "Preferred Rights Termination Date" shall mean the earliest to occur of (i) less than 2,000,000 shares of Series A Preferred Stock (adjusted for stock splits, dividends, reverse stock splits, etc.) remain outstanding, (ii) Legacy shall have made an offer to purchase any and all outstanding shares of Series A Preferred Stock at a cash price of $16.00 per share, and shall have purchased all shares duly tendered and not withdrawn, (iii) the Board of Directors of the Corporation shall have (a) issued or agreed to issue any equity securities or securities convertible or exchangeable into or exercisable for equity securities, in any case, without the unanimous approval of the members of the Board of Directors, or (b) failed in any fiscal year to declare or to pay dividends on the Common Stock as and when requested by Legacy (1) to distribute 100% of the Corporation's taxable income for such fiscal year (including dividends on the Series A Preferred Stock) or otherwise to maintain the Corporation's status as a REIT or (2) in an amount equal to the excess, if any, of (x)(A) funds from operations less straight line accrual of future rents (rent smoothing) for such fiscal year, minus (B) the amount required to pay dividends on the Series A Preferred Stock for such fiscal year, over
         (y) $7,500,000, or (iv) the Board of Directors of the Corporation, by unanimous vote of the members of the Board of Directors, shall have adopted a resolution to terminate the right of the holders of the Series A Preferred Stock to elect a majority of the directors pursuant to paragraph (e) of Section 8 of Article THIRD of these Articles Supplementary.

          SECOND: The Corporation hereby amends its Charter as currently in effect by inserting the following additional paragraph in Section 8 of Article THIRD of the Articles:

                  (e) In addition to the voting rights set forth elsewhere in the Charter of the Corporation and until the Preferred Rights Termination Date, the holders of Series A Preferred Stock, voting separately as a single class, shall be entitled to elect a majority of the members of the Board of Directors of the Corporation, provided that the holders of the Series A Preferred Stock, voting separately as a single

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         class, shall be entitled to elect no more than one member in excess of the number of members of the Board of Directors of the Corporation that the holders of the Series A Preferred Stock and the holders of the Common Stock, voting together as a single class, are entitled to elect at any time. Such right shall be exercisable at each annual meeting of stockholders or special meeting held in place thereof, or at any special meeting of the holders of the Series A Preferred Stock called for that purpose, at which in each case a quorum of holders of Series A Preferred Stock shall be present. For purposes of this paragraph (e), presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast by the holders of Series A Preferred Stock shall constitute a quorum. If any vacancy shall occur among the directors entitled to be elected by the Series A Preferred Stock pursuant to the terms of this paragraph (e), a successor shall be elected by the Board of Directors upon the nomination of a majority of the directors elected by the holders of the Series A Preferred Stock voting separately as a class and any successor appointed to fill a vacancy among the directors so elected, to serve for the remainder of the term of the director creating the vacancy; and in the event that such vacancy shall exist and shall not have been filled within sixty (60) days after the occurrence thereof, the Secretary of the Corporation may, and upon the written request of any holders of Series A Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series A Preferred Stock for the election of one or more directors to fill the vacancy or vacancies then existing, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders, or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty (20) days after receipt of any such request, then any holder of Series A Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation.

                  Except for any action taken by the Board of Directors in furtherance of the intentions embodied by this paragraph (e), that is, that a majority of the members of the Board of Directors be elected by the holders of the Series A Preferred Stock, until the Preferred Rights Termination Date no action shall be taken by the Board of Directors of the Corporation, nor shall any action so taken be effective, if a majority of the persons comprising the Board of Directors of the Corporation at the time such action is to be or was taken are not directors elected by the holders of the Series A Preferred Stock voting separately as a class, or successor directors appointed as hereinabove provided to fill one or more vacancies among the directors so elected. In addition, until the Preferred Rights Termination Date occurs, any shares of Series A Preferred Stock held by Legacy or by any subsidiary or affiliate of Legacy shall not be entitled to be voted in any election of directors of the Corporation, either pursuant to paragraph
         (e) or pursuant to paragraphs (b) or (c) of this Section 8. The term of office of any director elected pursuant to this paragraph (e) shall terminate upon the occurrence of the Preferred Rights Termination Date.

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          THIRD: The amendments to the charter of the Corporation as set forth above have been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

          FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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         IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 7th day of June, 2000.

ATTEST:                                              PRICE ENTERPRISES, INC.

/S/      S. Eric Ottesen                             /S/      Gary B. Sabin
---------------------------                          ------------------------
By:      S. Eric Ottesen                             By:      Gary B. Sabin
         Secretary                                            President